Exhibit 99.1

Uranium Resources, Inc. Reports Second Quarter 2009 Results

  Stable balance sheet with $9.3 million in cash
  Pursuing goal of 200 to 300 million pounds of uranium holdings with agreement to purchase 35 million pounds of mineralized material

LEWISVILLE, Texas--(BUSINESS WIRE)--August 10, 2009--Uranium Resources, Inc. (NASDAQ: URRE) (URI), announced today its financial results for the 2009 second quarter, which ended June 30, 2009. During June 2009, URI completed production at its two remaining operating wellfields at Kingsville Dome, where it is currently focused on reclamation activities. The wind-down of production began last year based on weakness in the uranium pricing market and the rising cost of production at the Company’s newer wellfields. Both the spot price and long-term price of uranium remained relatively unchanged during the second quarter.

URI remains focused on its long-term plans to advance its New Mexico uranium assets to production in anticipation of an eventual strengthening in the uranium pricing market. Last month the Company announced it had entered into an agreement to purchase an additional 35 million pounds of uranium mineralized materials, which will bring its total uranium holdings in the state to 136 million pounds. That transaction is expected to close in September 2009.

The Company is continuing its dialogue with community leaders and elected officials in New Mexico to help address legacy issues while demonstrating both the safety and economic benefit potential of future uranium mining. In addition, the Company is exploring industry partners as a means of achieving its goals.

Mr. Clark stated, “Now that the last two wellfields at Kingsville Dome have been produced-out, our cash conservation efforts enable us to continue with reclamation activities at our three formerly-producing locations in South Texas. This reclamation activity proves the effectiveness of restoration of in situ recovery mining sites. It has been well viewed by government officials and community leaders from New Mexico and Texas who have toured our South Texas operations. We remain focused on advancing the development of our assets in New Mexico. We believe the acquisition of the uranium assets from NZ Uranium is a very cost effective method to add approximately 35 million pounds of uranium to our current asset base of over 101 million pounds.”

Revenue for the second quarter of 2009 was $1.8 million, a $4.8 million, or 72.9%, decrease compared with $6.6 million during the second quarter of 2008. The decline in revenue was the result of continued low market prices for uranium which resulted in the Company’s decision last year to wind down production at the its last two remaining wellfields at Kingsville Dome. The net loss for the second quarter of 2009 was $2.2 million, or $0.04 per diluted share, compared with a net loss of $3.1 million, or $0.06 per diluted share, in the 2008 quarter. Last year’s loss included a pre-tax write-off of $1.4 million related to the termination of an acquisition.

During the quarter, URI sold 36,600 pounds of uranium, a 63.2% decrease from the 99,400 pounds of uranium sold in last year’s second quarter. URI received an average sales price per pound of $48.85 in the second quarter of 2009, down significantly from an average per pound price of $66.41 in the 2008 quarter. The average direct cost of pounds sold in the 2009 second quarter was $25.83 compared with an average cost of $41.52 in last year’s second quarter. The direct cost of uranium sold includes operating expense and depreciation, depletion and amortization (DD&A), but excludes royalties and commissions. The decrease in average cost of pounds sold is a result of significantly lower depreciation and amortization expenses resulting from the write-downs in uranium asset values necessitated by the decline in uranium market prices, as well as from operating costs reductions implemented late in 2008.

Second Quarter Production

URI produced 20,300 pounds of uranium during the second quarter of 2009 compared with 113,500 pounds produced during the 2008 second quarter and 31,600 pounds produced during the trailing first quarter of 2009. The Company began to wind down production operations in Texas during the fourth quarter of 2008 as a result of the declining price of uranium and the rising cost of production. Production costs for the quarter were $36.71 per pound compared with $40.03 per pound in the same quarter of 2008 and $25.23 in the trailing first quarter of 2009.

All production for the second quarter of 2009 was from two wellfields at Kingsville Dome which were produced-out in mid June except for minimal amounts derived from the assaying of prior Vasquez and Rosita shipments. In last year’s second quarter, 19,800 pounds were produced at Vasquez and 93,700 were produced at Kingsville Dome. At the end of the second quarter the Company held 23,900 pounds of uranium inventory.

Production & Sales Summary	Q2 2009	Q1 2009	Q4 2008	Q3 2008	Q2 2008

Pounds U3O8 produced	20,300	31,600	41,200	62,700	113,500
Production cost per pound	$36.71	$25.23	$32.69	$68.52	$40.03

Pounds U3O8 sold	36,600	27,600	38,700	66,300	99,400
Direct cost of sales per pound	$25.83	$39.88	$53.32	$54.69	$41.52

Average selling price per pound	$48.85	$51.51	$56.76	$60.71	$66.41

Significant operating cost reductions made beginning in the fourth quarter of 2008, along with the impact of the write-down to fair market value of URI’s uranium assets in 2008 and 2009, resulted in the lower production costs per pound in the second quarter of 2009 compared with last year’s second quarter. The uranium asset write-down reduced the amount of capital costs attributable to the Company’s uranium properties and resulted in lower depreciation and depletion in the current period.

Cash Management Update and Outlook

Cash at the end of the second quarter was $9.3 million compared with $12.0 million at the end of 2008 and $16.0 million at June 30, 2008. A significant portion of the cash on hand at the end of last year’s second quarter was generated from the $12.8 million in net proceeds received from the sale of common stock and warrants in a private placement in May 2008, and the Company implemented spending controls in the second half of 2008 in light of the declining uranium pricing market to conserve cash.

The Company used $0.6 million cash in operations during the second quarter of 2009, down from $1.6 million in the trailing first quarter of 2009. Cash generated from operations in the 2008 second quarter, before URI began to curtail production, was $2.1 million. General and administrative expenses for the quarter were $1.6 million, compared with $1.5 million in the trailing first quarter of 2009 and $3.1 million in last year’s second quarter, excluding the $1.4 million write-off of target acquisition costs. The slight increase compared with the trailing first quarter is related to an increase in stock compensation, a non-cash expense, and in office and travel expenses. Payroll, consulting and insurance expenses all decreased in the second quarter compared with the trailing first quarter, reflecting the Company’s cash conservation program.

Mr. Clark concluded, “We have explored monetizing certain assets to build our cash reserve and are in conversations with major industry players to find means to utilize our assets to address our priorities, which include proving out restoration as one component of our effort to help address the requirements of the Navajo regarding uranium mining on their land, building our relations with the Navajo to understand their concerns and help allay the issues regarding uranium mining, drilling of our Section 13 at Ambrosia Lake for which we are permitted to determine its feasibility for ISR and, continuing to find cost effective means to expand our uranium assets in New Mexico.”

Six-Month Review

Revenue for the first six months of 2009 was $3.2 million, down from $12.3 million during the same period in 2008. URI sold 64,200 pounds of uranium, at an average selling price of $49.99, during the current six-month period, compared with 180,500 pounds, at an average selling price of $68.32 during the comparable period of 2008. The average cost of pounds sold in the first six months of 2009 was $31.87, compared with $45.34 in the same period of 2008.

Uranium production for the first six months of 2009 was 51,850 pounds compared with 196,900 pounds of uranium in the first six months of 2008. Substantially all of the 2009 production, or 49,200 pounds, was produced at Kingsville Dome. The balance was from Vasquez and Rosita and represents uranium derived from assaying of previous shipments. The 2008 production included 24,000 pounds from Vasquez and 172,900 pounds from Kingsville Dome. Production costs for the six-month periods of 2009 and 2008 were $29.73 and $44.16, respectively.

The net loss for the six months ended June 30, 2009 was $3.8 million, or $0.07 per diluted share, compared with a net loss of $4.9 million, or $0.09 per diluted share, in last year’s six-month period, as the decrease in pounds sold at a lower price per pound was more than offset by reduced operating expense and a decline in depreciation and amortization expenses associated with the write-down of uranium assets to fair value.

Teleconference and Webcast

The Company is hosting a teleconference and webcast at 1:30 p.m. ET on August 10, 2009. During the teleconference, Dave Clark, President and Chief Executive Officer, will review the financial and operating results for the second quarter of 2009 and discuss URI’s corporate strategy and outlook. A question-and-answer session will follow. The URI conference call can be accessed by calling (201) 689-8562 approximately 10 minutes prior to the call. Alternatively, it can be listened to at the Company’s Web site at www.uraniumresources.com. Participants should go to the Web site 10 to 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.

An archive of the teleconference can also be heard by calling (201) 612-7415 and entering account number 3055 along with conference ID number 328705. The telephonic replay will be available from 4:30 p.m. ET the day of the teleconference until 11:59 p.m. Monday, August 17, 2009. The archived webcast will be at www.uraniumresources.com. A transcript of the call will also be posted, once available.

About Uranium Resources, Inc.

Uranium Resources Inc. explores for, develops and mines uranium. Since its incorporation in 1977, URI has produced over 8 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas where the Company currently has ISR mining projects. URI also has 183,000 acres of uranium mineral holdings, 101.4 million pounds of in-place mineralized uranium material in New Mexico and an NRC license to produce up to 3 million pounds of uranium. The Company acquired these properties over the past 20 years along with an extensive information database of historic mining logs and analysis.

URI’s strategy is to capitalize on the strong global market for uranium by fully exploiting its resource base in Texas and New Mexico, acquiring new assets and through joint ventures or partnerships. Uranium Resources routinely posts news and other information about the Company on its Web site at www.uraniumresources.com.

Safe Harbor Statement This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company’s mineralized uranium materials, timing of receipt of mining permits, production capacity of mining operations planned for properties in South Texas and New Mexico, planned dates for commencement of production at such properties, revenue, cash generation and profits are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the spot price and long-term contract price of uranium, weather conditions, operating conditions at the Company’s mining projects, government regulation of the mining industry and the nuclear power industry, world-wide uranium supply and demand, availability of capital, timely receipt of mining and other permits from regulatory agents and other factors which are more fully described in the Company’s documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

URANIUM RESOURCES, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited)

	June 30, 2009	December 31, 2008
	(Unaudited)
Current assets:
Cash and cash equivalents	$9,311,484	$12,041,592
Receivables, net	10,831	40,360
Uranium inventory	711,459	1,213,927
Prepaid and other current assets	263,268	513,489
Total current assets	10,297,042	13,809,368

Property, plant and equipment, at cost:
Uranium properties	84,416,011	85,095,067
Other property, plant and equipment	899,560	898,933
Less-accumulated depreciation, depletion and impairment	(63,762,975)	(63,215,677)
Net property, plant and equipment	21,552,596	22,778,323

Long-term investment:
Certificates of deposit, restricted	6,720,640	6,636,715
	$38,570,278	$43,224,406

Current liabilities:
Accounts and short term notes payable	$744,395	$1,169,293
Current portion of restoration reserve	1,432,380	1,660,422
Royalties and commissions payable	781,957	719,542
Accrued interest and other accrued liabilities	350,130	607,975
Current portion of capital leases	138,034	158,068
Total current liabilities	3,446,896	4,315,300

Other long-term liabilities and deferred credits	6,246,787	6,531,378

Long term capital leases, less current portion	256,606	320,108
Long-term debt, less current portion	450,000	450,000
Commitments and contingencies
Shareholders’ equity:
Common stock, $.001 par value, shares authorized: 200,000,000; shares issued and outstanding (net of treasury shares): 2009-56,262,245; 2008-55,955,549	56,300	55,994
Paid-in capital	146,900,388	146,518,753
Accumulated deficit	(118,777,281)	(114,957,709)
Less: Treasury stock (38,125 shares), at cost	(9,418)	(9,418)
Total shareholders’ equity	28,169,989	31,607,620
	$38,570,278	$43,224,406

URANIUM RESOURCES, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenue:
Uranium sales	$1,786,973	$6,598,401	$3,209,363	$12,329,939
Total revenue	1,786,973	6,598,401	3,209,363	12,329,939
Costs and expenses:
Cost of uranium sales
Royalties and commissions	166,937	576,355	305,652	1,136,757
Operating expenses	762,753	1,810,893	1,632,702	3,938,032
Accretion/amortization of restoration reserve	114,206	177,640	258,208	384,628
Depreciation and depletion	181,969	2,314,244	413,263	4,244,825
Impairment of uranium properties	1,232,615	160,275	1,414,989	296,117
Exploration expenses	4,050	249,792	4,823	258,339
Total cost of uranium sales	2,462,530	5,289,199	4,029,637	10,258,698
Earnings (loss) from operations before corporate expenses	(675,557)	1,309,202	(820,274)	2,071,241

Corporate expenses-
General and administrative	1,578,967	3,088,011	3,020,262	5,789,818
Write-off of target acquisition costs	-	1,437,410	-	1,437,410
Depreciation	36,751	36,834	71,888	71,047
Total corporate expenses	1,615,718	4,562,255	3,092,150	7,298,275
Loss from operations	(2,291,275)	(3,253,053)	(3,912,424)	(5,227,034)

Other income (expense):
Interest expense	(10,375)	(6,388)	(21,603)	(17,817)
Interest and other income, net	55,743	150,070	114,455	298,056

Net loss	$(2,245,907)	$(3,109,371)	$(3,819,572)	$(4,946,795)

Net loss per common share:
Basic	$(0.04)	$(0.06)	$(0.07)	$(0.09)
Diluted	$(0.04)	$(0.06)	$(0.07)	$(0.09)

Weighted average common shares and common equivalent shares per share data:
Basic	56,249,628	54,007,417	56,173,559	53,156,273
Diluted	56,249,628	54,007,417	56,173,559	53,156,273

URANIUM RESOURCES, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOW
(Unaudited)

	Six Months Ended June 30,
	2009	2008
Net loss	$(3,819,572)	$(4,946,795)
Reconciliation of net earnings to cash provided (used in) by operations-
Accretion/amortization of restoration reserve	258,208	384,628
Depreciation and depletion	485,151	4,315,872
Impairment of uranium properties	1,414,989	296,117
Decrease in restoration and reclamation accrual	(1,076,575)	(342,214)
Stock compensation expense	381,941	1,550,304
Write-off of target acquisition costs	-	1,437,410
Other non-cash items, net	-	(9,733)

Effect of changes in operating working capital items-
Decrease in receivables	29,529	515,790
Decrease in inventories	408,695	88,270
(Increase)/decrease in prepaid and other current assets	250,221	(46,910)
Decrease in payables, accrued liabilities and deferred credits	(620,328)	(295,745)
Net cash provided by (used in) operations	(2,287,741)	2,946,994

Investing activities:
Increase in certificates of deposit, restricted	(83,925)	(413,694)
Additions to property, plant and equipment-
Kingsville Dome	(80,534)	(3,196,693)
Vasquez	(90,577)	(167,090)
Rosita	(31,062)	(3,782,475)
Rosita South	3,038	(156,330)
Churchrock	(59,676)	(285,807)
Crownpoint	-	(64,353)
Other property	(16,095)	(849,290)
Net cash used in investing activities	(358,831)	(8,915,732)

Financing activities:
Issuance of common stock, net	-	12,859,845
Payments on borrowings	(83,536)	(146,859)
Net cash provided by (used in) financing activities	(83,536)	12,712,986
Net increase (decrease) in cash and cash equivalents	(2,730,108)	6,744,248
Cash and cash equivalents, beginning of period	12,041,592	9,284,270
Cash and cash equivalents, end of period	$9,311,484	$16,028,518

CONTACT:
Investors:
Kei Advisors LLC
Deborah K. Pawlowski/James M. Culligan
716-843-3908 / 716-843-3874
dpawlowski@keiadvisors.com / jculligan@keiadvisors.com
or
Media:
April Wade, 505-440-9441
awade@uraniumresources.com
or
Uranium Resources, Inc.
David N. Clark, 972-219-3330
President & Chief Executive Officer